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                                                                    Exhibit 10.1

1999


                             Crescent Bank & Trust
                 1999 Supplemental Executive Compensation Plan


In consideration of designing and implementing the Strategic Business Plan which continues to enable the Bank to achieve superior results, as well as play a vital part in the input of daily operations, the Board of Directors has adopted the following supplemental compensation plan for the Chief Executive Officer of the Bank, Gary N. Solomon.

     -    20% of Net Income Before Income Taxes in excess of $500,000.

The bonus will be paid provided the Bank:

     - has received a CAMEL rating no lower than "2" in its most recent regulatory examination; and
     - has not had a significant deterioration in asset quality since the last regulatory examination; and
     -    is considered "adequately capitalized" under the FDIC's guidelines;
          and
     - exceed a 1.88% Return on Assets, on a pre-tax and pre-bonus accrual basis. The ROA of the Bank's "peer group", as defined by the Bank's regulators, has been 1.22% -1997, 1.23% -1996, 1.22% -1995 and 1.06% -
          1994. 1.88% represents the pre-tax equivalent of our peer group for 1997.
     - This bonus will be paid on a quarterly basis after submission of the call report and verification of the ROA calculation; the Bank may elect to pay the final bonus within 30 days of receipt of the audit report from the outside accounting firm.

Approval of the Board will be obtained prior to each bonus payment.

The plan will be reviewed and approved annually by the Board of Directors.

*Bonus payments under the plan will not exceed $1.250MM.

Approved by Board of Directors


/s/ Ronald Briggs                              12/16/98
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Ronald Briggs                                  Date
Acting Secretary